Exhibit 3.1

Form of Amendment to the Articles

The Companies Law, 5759-1999

Quoin Pharmaceuticals Ltd., Company No. 52-003648-4 (the “Company”)

Amendment to the Company's Articles of Association (the “Articles”)

adopted at the Company's Annual General Meeting

If approved at the Annual Meeting, Section 4 of Part One of the Articles of Association will be mended to read as follows (additions are bold and underlined, and deletions are struck through):

Registered Share Capital

The registered share capital of the Company is 5,000,000,000 (five billion) ~~100,000,000 (one hundred million)~~ ordinary shares without any nominal value each (hereinafter: “Ordinary Shares”).